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                              EMPLOYMENT AGREEMENT



                  This Employment Agreement (the "Agreement") is entered into as of December 5, 1997 by and between EMCORE CORPORATION, a New Jersey corporation ("Emcore"), and Thomas Brennan (the "Executive") Emcore and the Executive shall hereinafter collectively be referred to as the "Parties".

                              W I T N E S S E T H

                  WHEREAS, Emcore and the Executive, along with MicroOptical Devices, Inc., a Delaware corporation ("MODE"), and certain other stockholders of MODE, have entered into that certain Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), pursuant to which, for good and valuable mutual consideration, MODE will merge with and into Emcore;

                  WHEREAS, pursuant to the Merger Agreement, the Executive will receive 225,987 shares of common stock of Emcore in consideration for shares of common stock, $0.001 par value per share, of MODE currently held by the Executive;

                  WHEREAS, a condition to the consummation of the transactions contemplated by the Merger Agreement, is the execution and delivery by the Executive of this Agreement;

                  WHEREAS, Emcore desires to employ Executive on the terms and conditions herein contained; and

                  WHEREAS, Executive is willing to enter into this Agreement for employment with the duties outlined herein on a full-time basis;

                  WHEREAS, an important part of the Executive's duties will be to develop goodwill for Emcore through personal contact with clients, employees and others having business relations with Emcore, and there is a danger that this goodwill, a proprietary asset of Emcore, may follow Executive when his employment relationship with Emcore terminates.

                  NOW, THEREFORE, in consideration of the employment of Executive by Emcore, Emcore and Executive agree as follows:

                  1. Term of the Agreement. Emcore shall employ Executive and Executive shall accept employment with Emcore for the three (3) year period commencing on

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the date hereof (the "Commencement Date") and ending December 4, 2000 (the
"Employment Period"), subject, however, to prior termination as hereinafter provided in Section 5. Thereafter, unless either Party provides the other Party, no later than ninety (90) days prior to the end of the Employment Period, with notice of its or his intention not to extend the Agreement and the Employment Period as hereinafter set forth, this Agreement and the Employment Period shall automatically be extended for subsequent one (1) year periods and the provisions hereof shall remain applicable for each such subsequent period.

                  2. Executive's Title, Duties and Obligations. Executive shall serve as Vice President Emcore West. Executive shall at all times report to the President and Chief Executive Officer of Emcore, and shall be subject to the policies established by the President and Chief Executive Officer, and the Board of Directors, of Emcore and shall discharge his responsibilities in a competent and faithful manner, consistent with sound business practices.

                  3. Devotion of Time to Emcore's Business.

                           a. Full-Time Efforts. During his employment with
Emcore, Executive shall devote all of his business time, attention and efforts to the business of Emcore and MODE.

                           b. No Other Employment. During his employment with
Emcore, Executive shall not, whether directly or indirectly, render any services of a commercial or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of Emcore, which shall not be unreasonably withheld, but shall be subject to the provisions of 3(c) below.

                           c. Non-Competition. During his employment with
Emcore and for a period of one (1) year thereafter, Executive shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, joint venturer, stockholder, corporate officer, director, or in any other individual or representative capacity, (i) engage in any business, activity or product design or development competitive with the business of MODE, in the United States of America or any other country in which Emcore or MODE conducted its business prior to the termination of the Executive's employment with Emcore, or (ii) solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts which were contacted, solicited or served by Executive while employed by Emcore or MODE. Notwithstanding anything to the contrary set forth in this Agreement, Executive's obligations under this
Section 3.c. shall cease immediately upon (i) effective date of the termination of this Agreement by the Employee for Good Reason (as defined in Section 5 below), (ii) the issuance of a final judgment by a court of competent jurisdiction that Executive's employment hereunder was terminated without Good Cause (as defined in Section 5 below) in the event that (a) the Parties are in disagreement as to whether the Employee was terminated with or without Good Cause and (b) Mr. Reuben F. Richards was serving as the President and Chief Executive


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officer of Emcore at the time of such termination, (iii) effective date of the termination in the event that (a) the Parties are in disagreement as to whether the Employee was terminated with or without Good Cause and (b) Mr. Reuben F. Richards was not serving as the President and Chief Executive Officer of Emcore at the time of such termination or (iv) effective date of the termination of this Agreement in the event that the Parties mutually agree that the Employee was terminated without Good Cause.

                           d. Non-Solicitation of Employees. During his
employment with Emcore and for a period of one (1) year thereafter, Executive shall not directly or indirectly, as a stockholder, investor, partner, director, officer, employee or otherwise, (a) encourage, solicit or attempt to induce any person employed by Emcore or MODE to terminate his or her employment with Emcore or MODE or (b) hire or attempt to hire any person employed by Emcore or MODE; provided, however, that this obligation shall not affect any responsibility he may have as an employee of Emcore or MODE with respect to the bona fide hiring and firing of Emcore personnel in the ordinary course of business.

                           e. Exceptions. Notwithstanding the provisions of
this Section 3, nothing herein shall prohibit Executive from holding less than five percent (5%) of the publicly-traded securities of any corporation.

                           f. Interpretation. The Parties agree that the
duration, range of activities and geographic scope of the non-competition provision set forth in Section 3.c. are reasonable. In the event that any court of competent jurisdiction determines that any of the duration, range of activities or geographic scope, is unreasonable and that such provision is to that extent unenforceable, the Parties agree that the provision shall remain in full force and effect for the greatest time period, for the greatest number of activities and in the greatest area that would not render it unenforceable. The Parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective.

                           g. Equitable Remedies. The restrictions contained in
this Section 3 are necessary for the protection of the business and goodwill of Emcore and MODE and are considered by Executive to be reasonable for such purpose. Executive agrees that any breach of Sections 3.b., 3.c. or 3.d. of this Agreement is likely to cause Emcore and MODE substantial and irrevocable damage and therefore, in the event of any such breach, Executive agrees that Emcore, in addition to any other remedies which may be available, shall be entitled to specific performance and other injunctive relief.



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                  4.       Compensation and Benefits.

                           a. Base Compensation. During the term of this
Agreement, Emcore shall pay to Executive a base annual compensation of One Hundred Twenty-Five Thousand Dollars ($125,000), less all required withholdings (the "Base Salary") payable in accordance with Emcore's payroll policies. Executive shall receive annual merit reviews and shall be considered for annual raises based thereon. Parties will negotiate, in good faith, prior to end of the Employment Period an increase to Executive's base salary effective as of the first day of the first renewal period.

                           b. Performance Bonuses. Executive shall be entitled
to receive annual bonuses, payable no later than ninety (90) days after the end of the applicable [calendar] [fiscal] year, up to an amount equal to fifty percent (50%) of the Executive's Base Salary based upon the achievement of certain performance objectives, as agreed upon in good faith by Emcore and the Executive (the "Performance Bonus").

                           c. Benefits. During his employment with Emcore,
Executive will be entitled to receive all such health, medical, dental, life insurance, disability insurance, stock grants, stock options and all other benefits, as are provided to other executive officers of Emcore. Emcore reserves the right to modify, amend or terminate any benefits listed above at any time for any reason (provided such modification, amendment or termination is applicable to all executives receiving such benefits) but shall, in any case, provide reasonable health and disability benefits to Executive while Executive is a full-time employee of Emcore. Further, Executive will have the rights to participate in any vacation and savings plans implemented by Emcore which are provided to other executive officers of Emcore.

                           d. Expense Reimbursement. Executive shall be
entitled to reimbursement from Emcore for all customary, ordinary and necessary business expenses incurred by him in the performance of his duties hereunder, provided that Executive shall furnish Emcore with reasonable and customary vouchers, receipts and other details of such expenses within thirty (30) days after they are incurred.

                  5.       Termination of Employment.

                           a. Termination for Good Cause. Emcore may terminate
Executive's employment at any time for Good Cause as determined by the President of Emcore, acting in good faith. For the purposes of this Agreement, "Good Cause" shall mean gross misconduct, gross neglect of duties, acts involving moral turpitude, material breach by Executive of Sections 3, 6, 7 or 8 of this Agreement, material breach by Executive of the terms of this Agreement, any act or omission involving fraud, embezzlement, breach of fiduciary duty, or misappropriation of any property or proprietary information of Emcore or MODE by Executive. If Executive's employment is terminated by Emcore with Good Cause, Executive shall be entitled to receive any unpaid compensation accrued, and business


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expenses incurred (as set forth in to Section 4.d.), through the last day of
Executive's employment.

                           b. Termination without Good Cause. If Executive's
employment is terminated by Emcore without Good Cause, Executive shall be entitled to receive (i) any unpaid compensation accrued, and business expenses incurred (as set forth in Section 4.d.), through the last day of Executive's employment, (ii) severance payments equal to his base compensation, payable on Emcore's normal payroll dates, during the Employment Period, (iii) continuation of medical, health, life insurance and disability insurance during the Employment Period and (iv) acceleration of such number of options that would have become vested and exercisable during the Employment Period (the "Severance Payments").

                           c. Termination by Executive. Executive may terminate
this Agreement at any time, upon ninety (90) days' written notice to Emcore. If Executive terminates this Agreement under this Section 5.c. with Good Reason, Executive shall be entitled to receive the Severance Payments in accordance with Section 5.b. above. If Executive terminates this Agreement under this
Section 5.c. without Good Reason, Executive shall only be entitled to any unpaid compensation accrued, and business expenses incurred (as set forth in Section 4.d.), through the last day of Executive's employment. For purposes of this Agreement, "Good Reason" shall mean (a) material breach by Emcore or its successor of the terms of the this Agreement, (b) material diminution in Executive's duties and/or responsibilities hereunder, (c) termination of this Agreement under Section 5.d. due to Executive becoming mentally or physically Disabled (as defined in Section 5.d), or (d) requiring Executive to relocate more than fifty (50) miles from Albuquerque, New Mexico.

                           d. Death or Disability. This Agreement shall
terminate if Executive dies or is mentally or physically Disabled. For the purposes of this Agreement, "Disabled" shall mean a mental or physical condition that renders Executive incapable of performing his duties and obligations under this Agreement for three (3) or more consecutive months or for a total of six (6) months during any twelve (12) consecutive months, certified in writing by a physician mutually acceptable to the Parties. If this Agreement is terminated under this Section 5.d., Executive or his estate shall be entitled to any unpaid compensation accrued through the last day of Executive's employment.

                  6.       Nondisclosure and Nonuse of Confidential Information.

                  (a) Executive will not disclose or use at any time, either during his or her employment with Emcore or for the next ten years thereafter, any Confidential Information of which Executive is or becomes aware, whether or not such information is developed by him or her, except to the extent that such disclosure or use is directly related to and required by Executive's performance of duties assigned to Executive by Emcore. Executive will take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, copying, loss and theft.




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                  (b) As used in this Agreement, the term "Confidential
Information" shall mean information that is not generally known to the public and that is used, developed or obtained by Emcore and/or MODE in connection with their respective businesses, including but not limited to (i) products or services, (ii) fees, costs and pricing structures, (iii) designs, (iv) analysis, (v) drawings, photographs and reports, (vi) computer software, including operating systems, applications and program listings, (vii) flow charts, manuals and documentation, (viii) data bases, (ix) accounting and business methods, (x) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xi) customers and clients and customer or client lists, (xii) other copyrightable works, (xiii) all technology and trade secrets and (xiv) all similar and related information in whatever form. Notwithstanding the following, Confidential Information will not include (i) any information that has been published in a form generally available to the public prior to the date Executive proposes to disclose or use such information or (ii) information that is widely known within Emcore's and/or MODE's industry, as applicable, although not generally known to the public. Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

                  7.       Emcore's Ownership of Intellectual Property.

                  (a) In the event that Executive as part of his activities on behalf of Emcore generates, authors or contributes to any invention, design, new development, device, product, method or process (whether or not patentable or reduced to practice or comprising Confidential Information), any copyrightable work (whether or not comprising Confidential Information) or any other form of Confidential Information relating directly or indirectly to Emcore's business as now or hereinafter conducted (collectively, "Intellectual Property"), Executive acknowledges that such Intellectual Property is the exclusive property of Emcore and hereby assigns all right, title and interest in and to such Intellectual Property to Emcore or its designees. Any copyrightable work prepared in whole or in part by Executive will be deemed "a work made for hire" under Section 201(b) of the 1976 Copyright Act, and Emcore or its designees will own all of the rights comprised in the copyright therein. Executive will promptly and fully disclose all Intellectual Property to Emcore and will cooperate with Emcore to protect Emcore's interests in and rights to such Intellectual Property (including, without limitation, providing reasonable assistance in securing patent protection and copyright and trademark registrations, in the defense in any judicial opposition or other proceeding in respect of such registrations, and executing all documents as reasonably requested by Emcore, whether such requests occur prior to or after termination of Executive's employment with Emcore). In the event Emcore is unable, after reasonable effort, to secure Executive's signature on any application for letters patent, copyright or trademark registration or other documents regarding any legal protection relating to Intellectual Property, whether because of Executive's physical or mental incapacity or for any other reason whatsoever, Executive hereby irrevocably designate and appoint Emcore



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and its duly authorized officers and agents as his agent and attorney-in-fact, to act for and in Executive's behalf and stead to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or trademark registrations or any other legal protection thereon with the same legal force and effect as if executed by Executive.

                  (b) Section 7(a) of this Agreement regarding Emcore's ownership of Intellectual Property shall not apply to any invention for which no equipment, supplies, facilities or trade secret information of Emcore was used and which was developed entirely on Executive's own time, unless (i) the invention relates to the business of Emcore or to Emcore's actual or demonstrably anticipated research or development or (ii) the invention results from any work performed by Executive for Emcore.

                  (c) Executive has attached hereto a complete list of inventions which have been made or conceived or first reduced to practice by Executive alone or jointly with others prior to Executive's employment with Emcore which Executive desires to remove from the operation of this Agreement. If no such list is attached to this Agreement, Executive represents that Executive has not made, conceived or reduced to practice any such inventions and improvements at the time of signing this Agreement.

                  8. Delivery of Materials Upon Termination of Employment. As requested by Emcore from time to time and upon the termination of Executive's employment with Emcore for any reason, Executive will promptly deliver to Emcore upon request all copies and embodiments, in whatever form, of all Confidential Information or Intellectual Property in Executive's possession or within his or her control (including, but not limited to, written records, notes, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media disks, diskettes, tapes and all other materials containing any Confidential Information or Intellectual Property) irrespective of the location or form of such material and, if requested by Emcore, will provide Emcore with written confirmation that all such materials have been delivered to Emcore.

                  9.       Miscellaneous.

                           a. Representations and Agreements of Executive.
Executive represents and warrants that he is free to enter into this Agreement and to perform the duties required hereunder, and that there are no employment contracts or understandings, restrictive covenants or other restrictions, whether written or oral, preventing the performance of his duties hereunder. Executive further represents and warrants that he does not possess any proprietary information with respect to any former employer which is subject to an agreement or understanding, whether written or oral, between Executive and such former employer which restricts Executive's use or disclosure of such proprietary information.



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                           b. Governing Law. This Agreement shall be
interpreted, construed, governed and enforced according to the laws of the State of New Mexico.

                           c. Amendments. No amendment or modification of the
terms or conditions of this Agreement shall be valid unless in writing and signed by the parties hereto.

                           d. Severability. If one or more provisions of this
Agreement are held to be unenforceable under applicable law, such provision shall be construed, if possible, so as to be enforceable under applicable law, else, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

                           e. Successors and Assigns. The rights and
obligations of Emcore under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Emcore. Executive shall not be entitled to assign any of his rights or obligations under this Agreement.

                           f. Non-Waiver. The waiver of any term or condition
of this Agreement shall not be deemed to constitute a waiver of any other term or condition.

                           g. Notices. All notices required or permitted under
this Agreement shall be in writing and shall be deemed effective upon personal delivery or two days after deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown below such party's signature, or at such other address or addresses as either party shall designate to the other in accordance with this
Section 5.h.

                           h. Entire Agreement. This Agreement, including the
exhibits attached hereto, constitutes the entire agreement between the parties with respect to the matters contained herein and shall supercede all prior agreements by and between Executive and MODE relating to the matters contained herein.

                           i. Headings. The Section headings appearing in this
Agreement are for purposes of easy reference and shall not be considered a part of this Agreement or in any way modify, amend, or affect its provisions.

                           j. Expenses. Emcore shall reimburse Executive for
all reasonable legal fees and related out-of-pocket expenses incurred by Executive in enforcing his rights hereunder.


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                  IN WITNESS WHEREOF, the parties have executed this Employment
Agreement as of the date set forth above.

                                      EMCORE CORPORATION


                                         /s/ Reuben F. Richards, Jr.
                                      -----------------------------------------
                                      By:
                                      Title:

                                      Address:


                                      EXECUTIVE:


                                       /s/ Thomas Brennan
                                      -----------------------------------------
                                      Thomas Brennan

                                      Address:




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